 6:

NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: June 25, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597

PDC Completes Purchase of Colorado Properties

BRIDGEPORT, W. Va. - June 25, 2003 - Petroleum Development Corporation (NASDAQ NMS: PETD) today announced it has completed the purchase of natural gas properties in the Denver-Julesburg Basin in northeastern Colorado for $28 million from Williams Production RMT Company, a subsidiary of The Williams Companies, Inc. (NYSE:WMB) of Tulsa, OK. The effective date of the sale was April 1, 2003, and the transaction was closed today. Funding for the acquisition was provided from the Company's bank credit facility with Bank One N.A. and BNP Paribas.

The company estimates the acquisition includes approximately 22.6 billion cubic feet (Bcf) of proved developed producing (PDP) and 3.4 Bcf of proved developed non-producing reserves (PDNP) from 166 wells. All of the reserves are natural gas. The acquired property may also include up to 150 additional locations, subject to approval of revised spacing from the State of Colorado. The estimated PDNP reserves are expected to be available through the use of additional equipment to remove produced water from wells, a technique that has already proven successful in a number of the wells being purchased.

This acquisition represents a 27% increase in the Company's PDP reserves, as compared to the 2002 year-end summary, and an increase of 15% in PDNP. Current daily production from the properties is approximately 6 million cubic feet. The Company's total production not including the new properties is currently about 22 million cubic feet of natural gas equivalents per day.

The Company also announced that it has purchased commodities options positions to protect against possible price instability in future months for gas sales from the acquired properties. The Company added natural gas put options (puts) to provide downside price protection for the period from July 2003 through December 2004. The accompanying table shows the cost and strike prices of the option positions. The natural gas options pertain to the Company's gas in Washington and Yuma Counties in eastern Colorado, and are tied to the monthly NYMEX Index settlement price. The puts cover quantities of approximately 80-100% of the Company's estimated flowing production from the acquired properties.

Steve Williams, President of Petroleum Development said, "We expect this to be an excellent acquisition for Petroleum Development. These wells will add a significant increment to our production, and our futures positions have allowed us to reduce the risk from commodity price fluctuations during the early, critical period of our ownership of these properties. By using puts we have retained the potential upside of upward price movements while protecting ourselves from a price collapse. We plan to use the cash flow from the properties to reduce the borrowing level. However we continue to have significant unused debt capacity, so we will be able to take advantage of additional opportunities that may become available."

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NYMEX Puts
Month	Price (per Mmbtu)	Monthly Quantity (Mmbtu/Month)	Premium (Per Mmbtu)
July-03 to Dec-03	$4.50	150000	$0.105
Jan-04 to Dec-04	$4.50	150000	$0.340

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and is recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597